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                    November 1, 2022

       Eric Hanson
       Chief Financial Officer
       Lifeway Foods, Inc.
       6431 West Oakton
       Morton Grove, IL 60053

                                                        Re: Lifeway Foods, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed July 21, 2022
                                                            File No. 000-17363

       Dear Eric Hanson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing